Exhibit 99.1

THE HOME DEPOT AGREES TO REVISED
TERMS OF SALE OF HD SUPPLY
Transaction to Close August 30, 2007

ATLANTA, August 28, 2007 – The Home Depot®, the world’s largest home improvement retailer, announced today that it has amended the purchase and sale agreement for HD Supply to an acquisition corporation formed by affiliates of Bain Capital Partners, The Carlyle Group and Clayton, Dubilier & Rice (“the private equity consortium”).  The terms of the purchase and sale agreement were amended as follows:

•                  Purchase price of $8.5 billion

•                  The Home Depot to purchase a 12.5% equity interest for $325 million

•                  The Home Depot to guarantee a $1 billion senior secured loan of HD Supply

In connection with the amendment, Merrill Lynch, JP Morgan and Lehman Brothers provided to the private equity consortium revised debt commitment letters for 100% of the third party debt financing.  The closing will take place on August 30, 2007.  After giving consideration for the equity investment and expenses associated with the transaction, the Company expects to net approximately $7.9 billion in cash proceeds from the sale.

“Despite the softness in the financing and residential construction markets, the terms of the HD Supply sale deliver shareholder value today and in the future as we will share in HD Supply’s upside potential.  We are now focused on our retail business,” said Frank Blake, chairman & CEO of The Home Depot.

The Company reiterated its earnings outlook that it expects its earnings per share from continuing operations to decline by 12-15 percent for fiscal 2007.  Consolidated earnings per share are expected to decline by 15-18 percent for fiscal 2007.

The sale of HD Supply is not expected to have a material impact on the Company’s 2007 financial results.  The Company’s fiscal 2007 earnings per share guidance does not include any earnings per share accretion arising from the Company’s announced $22.5 billion recapitalization plan.

The fiscal 2007 earnings per share outlook reflects 52 weeks and does not include the impact of the 53rd week.  The Company will have 53 weeks of operating results in its fiscal 2007 financial results.  The Company projects that the 53rd week will add approximately three cents to its earnings per share outlook for fiscal 2007.

Goldman, Sachs & Co. served as the Company’s financial advisor for the amended purchase and sale agreement.

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The Home Depot® is the world’s largest home improvement specialty retailer, with 2,206 retail stores in all 50 states, the District of Columbia, Puerto Rico, U.S. Virgin Islands, 10 Canadian provinces, Mexico and China.  In fiscal 2006, The Home Depot had sales of $90.8 billion and earnings of $5.8 billion.  The Company employs approximately 364,000 associates.  The Home Depot’s stock is traded on the New York Stock Exchange (NYSE: HD) and is included in the Dow Jones industrial average and Standard & Poor’s 500 index.

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Certain statements contained herein, including any statements related to the sale of HD Supply, and the Company’s earnings per share guidance, constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on currently available information and are based on our current expectations and projections about future events. These risks and uncertainties include, but are not limited to:  economic conditions in North America; the successful divestiture of HD Supply; and the success of the recapitalization plan, as it may be supplemented and amended from time to time. Undue reliance should not be placed on such forward-looking statements as they speak only as of the date hereof, and we undertake no obligation to update these statements to reflect subsequent events or circumstances except as may be required by law.  Additional information regarding other risks and uncertainties is contained in our periodic filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended January 28, 2007.

For more information, contact:

Financial Community	News Media
Diane Dayhoff	Ron DeFeo
Sr. Vice President of Investor Relations	Director of Corporate Communications
(770) 384-2666	(770) 384-3179
diane_dayhoff@homedepot.com	ron_defeo@homedepot.com